SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

August 10, 2010

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

 (Exact name of registrant as specified in its charter)

Delaware

 (State or other jurisdiction of incorporation)

333-131875	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

 (Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The information set forth under Item 5.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Employment Letter Agreement

On August 10, 2010, Zion Oil & Gas, Inc.  ("Zion" or the "Company") entered into a letter agreement with Kent Siegel providing for the employment of Mr. Siegel as the Company's Senior Vice President and Chief Financial Officer, effective July 9, 2010. As previously disclosed by the Company, on July 9, 2010, Mr. Siegel was appointed as the Company's Chief Financial Officer and Senior Vice President. Mr. Siegel continues to serve on the Company's Board of Directors, a position he has held continuously since November 2003. The letter agreement has a continuous term, as Mr. Siegel is considered an "at will" employee subject to termination at any time, with or without prior notice from the Company.

The letter agreement provides for Mr. Siegel to receive an annual base salary of $100,000. Upon the signing of the letter agreement, Mr. Siegel was paid a one time signing bonus of $10,000.  Under his agreement, Mr. Siegel is required to devote 60% of his time, attention and ability to the business of the Company. Under the letter agreement, the Company is to provide Mr. Siegel the right to participate in any medical, dental, vision, disability, and life insurance and 401K benefits normally provided to the Company's employees.

If Mr. Siegel's employment is terminated unilaterally by the Company without cause (as defined in the letter agreement), Mr. Siegel will receive his base salary for a period of one month and all benefits accrued and vested through the date of termination. Additionally, the termination of Mr. Siegel's employment for any reason shall be deemed as his resignation from the Company's Board of Directors.

The foregoing summary of certain provisions of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(i) Letter Agreement dated as of July 9, 2010, between Zion Oil & Gas, Inc. and Kent Siegel

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: August 11, 2010

Zion Oil and Gas, Inc.

	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer